Exhibit 23.01

[Letterhead of Rose, Snyder & Jacobs, a Corporation of Certified Public Accounts]

Consent of Independent Auditors

The Board of Directors
Argan, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 (SEC File No. 333-109528) of Argan, Inc. (formerly Puroflow Incorporated) of our report dated February 26, 2003 (except as to Note 13, for which the date is January 21, 2004) relating to the consolidated balance sheets of Argan, Inc. and subsidiaries at January 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, appearing in this Current Report on Form 8-K of Argan, Inc.

/s/ Rose, Snyder & Jacobs
Rose, Snyder & Jacobs

Encino, California
January 27, 2004